BIO-BRIDGE SCIENCE SIGNS COOPERATIVE AGREEMENT WITH CHINESE ACADEMY OF MEDICAL SCIENCES FOR VACCINE DEVELOPMENT

OAK BROOK, ILLINOIS, March 9, 2007 - Bio-Bridge Science, Inc. (OTCBB: BGES) announced today that it has entered into a cooperative agreement with the Institute of Basic Medical Sciences at the Chinese Academy of Medical Sciences, a leading medical research institute in China, to research and develop a human papillomavirus polyvalent vaccine using prokaryotic expression system. This vaccine is designed to prevent from infection by human papillomavirus types 6, 11, 16, 18, 31, 45, and 58, which is expected to provide broader protection than the current vaccine in the market and the production cost be much lower. Under the agreement, Bio-Bridge has been granted the preferential right to develop the vaccine and enjoys a 60% interest in the project.

Dr. Liang Qiao, Chairman and CEO of Bio-Bridge said, "We believe that our agreement with the Chinese Academy of Medical Sciences will enable us to solidify our research capability in China as we try to introduce more potential vaccine products in addition to our current vaccine pipeline. The Chinese Academy of Medical Sciences is a renowned medical research institute and is the national level medical science research center in China. We believe this cooperation will provide numerous benefits to both parties.”

About Chinese Academy of Medical Sciences

The Chinese Academy of Medical Sciences was established in 1956 and is the national level medical science research center in China. Its former name was Peking Union Medical College, founded by the Rockefeller Foundation in 1917. The Academy has 49 doctorate disciplines and 52 master disciplines, 4 national level laboratories, 8 minister level laboratories and 6 post-doctor WHO research centers.

Forward Looking Statements:

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Contact:
Bio-Bridge Science, Inc.
Chris Young, 630-928-0869